Exhibit 10.1

STATE OF NORTH CAROLINA

COUNTY OF BEAUFORT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made and entered into as of the 1st day of May, 1989, by and between FOUNTAIN POWERBOATS, INC., a corporation duly organized and validly existing under and by virtue of the laws of the State of North Carolina, with its principal office and place of business in Beaufort County, North Carolina (hereinafter referred to as “Employer”); and REGINALD M. FOUNTAIN, JR., of Beaufort County, North Carolina (hereinafter referred to as “Employee”);

W I T N E S S E T H :

WHEREAS, Employer heretofore has employed Employee as President of Employer and Employee has served as the chief executive officer of Employer; and,

WHEREAS, Employer has restructured senior management and employed a President, who will be the Chief Operating Officer of Employer; and,

WHEREAS, Employer desires to employ Employee as Chairman and appoint him as Chief Executive Officer of Employer, responsible for the overall operations of Employer in the design, development, production, marketing and sales of the goods and products of Employer; and,

WHEREAS, Employee, having negotiated the terms and conditions of this Employment Agreement with Employer, and understanding and accepting all of the terms and conditions of such employment as hereinafter provided, desires to accept employment as Chairman and appointment as Chief Executive Officer with Employer; and,

WHEREAS, the parties hereto agree such an Employment Agreement is founded and maintained upon the acceptance and observance by each of the parties hereto of the terms and conditions of this Employment Agreement shall be reduced to writing.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Employment - Employer hereby employs Employee, effective May 1, 1989, as Chairman of the Board and appoints him as Chief Executive Officer of Fountain Powerboats, Inc., under general rules from time to time promulgated by Employer, and hereby charges Employee with such responsibilities and duties as are customarily performed by one holding such positions and with such other responsibilities and duties as Employer shall from time to time assign to Employee.

2. Term - The term of the employment created hereby shall continue and exist through and including the 30th day of April, 1990, and shall continue thereafter in renewal terms of one (1) year each, unless terminated by death, permanent disability or pursuant to the provisions of Paragraph 8 hereof.

3. Compensation -

(a) Employee’s initial compensation hereunder shall be a weekly salary of Two Thousand and No/100 Dollars ($2,000.00), payable at the end of each week during the term of this Agreement, and commencing on May 1, 1989. Thereafter, Employee’s compensation may be renegotiated by Employer and Employee at the beginning of each renewal term during the term of this Employment Agreement and if not so renegotiated, shall remain the same as the preceding year. Additionally, Employer may award to Employee such interim raises as it may determine.

(b) Director’s fees at the prevailing rates paid all other directors, if any such fees are paid.

(c) All compensation hereunder shall be subject to customary withholding taxes and other employment taxes as are required by law.

4. Incentive Bonus Compensation - By way of acknowledging the efforts, experience and expertise of Employee which substantially contributes to the business and operations of Employer, Employer previously granted to Employee a five percent (5%) annual incentive bonus, which is being reduced as of May 1, 1989 to two and one-half percent (2.5%) pursuant to the terms and conditions hereinafter set forth. The incentive bonus due in May 1989 shall be paid on or before August 1, 1989. Beginning May 1, 1989, Employer shall pay to Employee an incentive bonus compensation in an amount equal to two and one-half percent (2.5%) of Employer’s net profits before taxes, if any, as of September 30, 1989. Commencing on September 30, 1990 and annually thereafter during the term of this Employment Agreement, Employer shall pay to Employee as annual incentive bonus compensation an amount equal to two and one-half percent (2.5%) of Employer’s net profits before taxes, if any, as of Employer’s fiscal year-end; provided, however, any such incentive bonus compensation shall not exceed a maximum annual amount of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) and shall be paid within a reasonable time after the Employer’s year-end financial statements have been completed and certified.

For purposes of computations made pursuant to this paragraph 4, “net profits before taxes” shall mean net profit before taxes as calculated for income tax purposes and before the deduction for bonuses to officers of the corporation.

All incentive compensation hereunder shall be subject to customary withholding taxes and other employment taxes as are required by law.

5. Benefits - Provided that Employee shall duly perform all responsibilities undertaken hereby and has observed all of the terms, conditions and requirements herein set forth, Employee shall enjoy all of the benefits provided by Employer to its other Employees, including participation (to the extent permitted under the rules prevailing at the time of commencement of the employment or commencement of such plan as the case may be) in any profit-sharing, pension, salary continuation, disability insurance, hospitalization insurance, major medical insurance, medical reimbursement or other employee benefit plan.

6. Vacation - Employee shall be entitled to fifteen (15) days of paid vacation in each employment year, which vacation shall accrue at the rate of one and one-quarter (1.25) days during each calendar month of Employee’s continuous employment hereunder. Current unused vacation is a vested benefit subject to forfeiture as described in this Employment Agreement and is subject to such general rules as may be adopted from time to time by Employer. The foregoing leave shall be non-cumulative and must be used within the next twelve (12) months following the employment year in which accrued. Any unused vacation shall be forfeited. For the purposes of this Paragraph, one (1) day of vacation equals one (1) business day, a business day being any day that the office of Employer is open to the public or that such Employee would normally be working. Vacation must be scheduled and pre-approved by the Board of Directors of Employer. For any additional vacation leave within each twelve (12) month period, which shall be taken only with the prior approval of the Board of Directors of Employer, Employee shall receive no compensation.

7. Sick Leave - Employee shall be entitled to ten (10) days’ sick leave, if necessary, in any period of twelve (12) consecutive months during the term of employment without any reduction of Employee’s salary hereunder. The foregoing sick leave shall accrue on May 1 of each year of Employee’s employment hereunder, and shall be non-cumulative. Current unused sick leave is not a vested benefit and any unused sick leave shall be forfeited. For the purposes of this Paragraph, one (1) day of sick leave equals one (1) business day, a business day being any day that the office of Employer is open to the public or that such Employee would normally be working. For any additional sick leave within such twelve (12) month period, Employee shall receive no compensation.

8. Termination - In the event of Employee’s death or permanent disability, this Agreement automatically shall terminate and the estate of Employee or the Employee, as the case may, shall be entitled to receive the salary and fees due to Employee pursuant to the terms of Paragraph 3(a) and (b) hereof through the week in which Employee’s death or permanent disability shall have occurred. Employee or the estate of Employee, as the case may be, shall be entitled to receive the pro rata portion of the incentive bonus compensation pursuant to Paragraph 4 hereof effective as of the date of Employee’s death or permanent disability. Employer and Employee may terminate this Agreement at any time by mutual agreement set forth in writing and duly executed by each party.

9. Confidential Information - Employee agrees for and during the entire term of his employment hereunder, that any information, data, figures, sales figures, projections, estimates, customer lists, tax records, personnel documents, accounting procedures, advertising, promotional and/or marketing documents and/or information, and any and all other information concerning the research, design, development, manufacturing, production, marketing, sales, distribution and warranty service of the product lines of Employer and/or Fountain Powerboat Industries, Inc. (“Industries”) are proprietary to Employer and/or Industries and shall be considered and kept as the confidential, private and privileged records and information of Employer and/or Industries, and shall not be divulged to any firm, individual or institution, except on the direct, written authorization of the Board of Directors of Employer and/or Industries. Further, upon termination of this Agreement, with or without cause, Employee agrees he shall continue to recognize as proprietary and treat as confidential, private and privileged any such information as hereinabove set forth, and shall not divulge or release such information to any firm, person or institution, except upon the direct, written authorization of the Board of Directors of Employer and/or Industries, and Employer and/or Industries shall be entitled to an injunction by any competent court to enjoin and restrain any unauthorized disclosure of such information.

10. Covenant Not to Compete - In the event Employee’s employment hereunder is terminated voluntarily by Employee, including retirement and disability, Employee shall not engage, directly or indirectly, in any business or activity competitive with the business of Employer and/or Industries, either directly or indirectly, for a period of one (1) year anywhere within or which business competes anywhere within the continental United States, Alaska or Hawaii.

“Competition” for the purposes of this Paragraph shall mean, directly or indirectly engaging in the business of researching, designing, developing, manufacturing, producing, marketing, selling or distributing boats or other watercraft competitive in the market place and/or in performance with those designed, developed, manufactured, produced, marketed, sold or distributed by Employer and/or Industries during Employee’s term of employment with Employer or the period of one (1) year thereafter, or otherwise engaging in any business competitive with Employer and/or Industries. Directly or indirectly engaging in business as hereinabove set forth, or in a competitive business shall include engaging in business as owner, director, officer, shareholder, consultant, partner or agent, or as employee of any person, firm or corporation engaged in such business, or in being interested or lending, giving or otherwise providing assistance, directly or indirectly, in any such business conducted by any person, firm or corporation.

11. Notice - Any notice required hereunder shall be deemed sufficient and service thereof completed upon receipt, refusal or nondelivery of same if same shall be in writing and hand delivered or addressed to the addressee at the last know post office address thereof in case of Employee or the registered office in the case of Employer, and mailed certified or registered mail, with return receipt requested, postage prepaid.

12. Governing Law and Venue - This Employment Agreement is executed in the County of Beaufort, North Carolina, and the parties hereto agree, without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance and enforcement of this Employment Agreement. The parties hereto agree any action relating to this Employment Agreement shall be instituted and prosecuted in the Courts of the County of Beaufort, State of North Carolina and each party hereto hereby does waive any and all defenses relating to venue and jurisdiction over the person.

13. Invalid Provision - The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respect as if such invalid or unenforceable provisions were not contained herein.

14. Binding Effect - This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns.

15. Paragraph Headings - The paragraph headings are for convenience of reference only and shall not be considered terms of this Agreement.

16. Prior Agreement - This Employment Agreement by its execution supercedes and terminates that prior agreement entitled “Agreement and Contract of Employment”, dated December, 1986 between Employer and Employee, and said prior agreement is hereby terminated and rendered null and void as of the effective date of this Employment Agreement.

IN WITNESS WHEREOF, and in three duplicate originals, Employer has caused this instrument to be executed in its corporate name by its President, attested by its Secretary, and its corporate seal to be hereto affixed, all by order of its board of directors duly given; and Employee has hereunto set his hand and adopted as his seal the typewritten word “SEAL” appearing beside his name, this the day and year first above written.

FOUNTAIN POWERBOATS, INC.
Employer

By:	/s/ Reginald M. Fountain, Jr.	(SEAL)
President

ATTEST:

/s/ Blanche C. Williams

/s/ Reginald M. Fountain, Jr.	(SEAL)
Reginald M. Fountain, Jr., Employee